Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement of Ur-Energy Inc. on Form S-8 of our report dated March 28, 2008 relating to the consolidated financial statements for the years ended December 31, 2007 and 2006 and the cumulative period from March 22, 2004 to December 31, 2007.

Chartered Accountants, Licensed Public Accountants
Ottawa, Canada
August 20, 2008